UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

LVB Acquisition, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

Not Applicable

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

1.	Name of Reporting Persons: KKR 2006 Fund L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization : Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

*  The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Biomet LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR PEI Investments, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: 8 North America Investor L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: OPERF Co-Investment LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Associates 2006 LP

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR 2006 GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR PEI Associates, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR PEI GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Associates 8 NA L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR 8 NA Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

*  The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Fund Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Fund Holdings GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Group Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Group Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR & Co. L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): PN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR Management LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: KKR III GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): OO

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: Henry R. Kravis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): IN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

1.	Name of Reporting Persons: George R. Roberts

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 134,008,582.5

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 134,008,582.5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 134,008,582.5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 24.3%*

12.	Type of Reporting Person (See Instructions): IN

* The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G

Item 1.	(a).	Name of Issuer LVB Acquisition, Inc. (the “Company”)
	(b).	Address of Issuer’s Principal Executive Offices: 56 East Bell Drive, Warsaw, Indiana

Item 2(a).		Name of Person Filing
Item 2(b).		Address of Principal Business Office
Item 2(c).

Citizenship

(1) KKR 2006 Fund L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

 (2) KKR Biomet LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

 (3) KKR PEI Investments, L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Guernsey

 (4) 8 North America Investor L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

 (5) OPERF Co-Investment LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

 (6) KKR Partners III, L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

13G

 (7) KKR Associates 2006 LP

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

 (8) KKR 2006 GP LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

 (9) KKR PEI Associates, L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Guernsey

 (10) KKR PEI GP Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Guernsey

 (11) KKR Associates 8 NA L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

 (12) KKR 8 NA Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

 (13) KKR Fund Holdings L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

 (14) KKR Fund Holdings GP Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

13G

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

(15) KKR Group Holdings L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

(16) KKR Group Limited

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: Cayman Islands

(17) KKR & Co. L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

(18) KKR Management LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

(19) KKR III GP LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: State of Delaware

(20) Henry R. Kravis

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street Suite 4200

New York, NY 10019

Citizenship: United States

(21) George R. Roberts

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Citizenship: United States

13G

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

KKR Biomet LLC may be deemed to indirectly beneficially own 134,008,582.5 shares of common stock of the Company (“Common Stock”) by virtue of the 1,340,085.82482 membership units of LVB Acquisition Holding, LLC (“Holding”) that it holds. Holding is the holder of 536,034,330 shares of Common Stock. KKR Biomet LLC is owned by the following entities: KKR 2006 Fund L.P. (the “KKR 2006 Fund”), KKR PEI Investments, L.P. (“PEI Investments”), 8 North America Investor L.P. (“8 North America”), OPERF Co-Investment, LLC (“OPERF”) and KKR Partners III, L.P. (“KKR Partners III”).

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by the KKR 2006 Fund or by OPERF. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by the KKR 2006 Fund or by OPERF. As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by PEI Investments. As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by PEI Investments.

As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by 8 North America. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by 8 North America.

Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by the KKR 2006 Fund, OPERF, PEI Investments or 8 North America.

As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any shares of Common Stock

13G

beneficially owned by KKR Partners III. As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to any shares of Common Stock beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments or KKR Partners III.

Item 2(d).	Title of Class of Securities: Common Stock, par value $0.01
Item 2(e).	CUSIP Number: Not Applicable.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership.
(a)

Amount beneficially owned:

As of December 31, 2011, each of the Reporting Persons may be deemed to be the beneficial owner of 134,008,582.5 shares of the Common Stock held by Holding attributable to the 1,340,085.82482 membership units of Holding held by KKR Biomet LLC.

(b)

Percent of class:

The Quarterly Report on Form 10-Q of the Company for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012, indicated that there were 552,331,876 outstanding shares of Common Stock as of December 31, 2011.  Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of approximately 24.3% of the total number of outstanding shares of Common Stock.

	(c)	Number of shares as to which the reporting person has:
		(i)	Sole power to vote or to direct the vote: See Item 5 of each cover page.
		(ii)	Shared power to vote or to direct the vote: See Item 6 of each cover page.

13G

(iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.
(iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
Not Applicable.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable.

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P., its sole general partner
By: KKR 2006 GP LLC, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR BIOMET LLC

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Vice President

KKR PEI INVESTMENTS, L.P.
By: KKR PEI Associates L.P., its sole general partner
By: KKR PEI GP Limited, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

13G

8 NORTH AMERICA INVESTOR L.P.
By: KKR Associates 8 NA L.P., its sole general partner
By: KKR 8 NA Limited, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

OPERF CO-INVESTMENT LLC
By: KKR Associates 2006 L.P., its sole general partner
By: KKR 2006 GP LLC, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR PARTNERS III, L.P.
By: KKR III GP LLC, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

13G

KKR ASSOCIATES 2006 L.P.
By: KKR 2006 GP LLC, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR 2006 GP LLC

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR PEI ASSOCIATES, L.P.
By: KKR PEI GP Limited, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

13G

KKR ASSOCIATES 8 NA L.P.
By: KKR 8 NA Limited, its sole general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR 8 NA LIMITED

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.
By: KKR Fund Holdings GP Limited, its general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.
By: KKR Group Limited, its general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

13G

KKR GROUP LIMITED

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By: KKR Management LLC, its general partner

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

13G

KKR III GP LLC

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

HENRY R. KRAVIS

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

13G

EXHIBIT LIST

Exhibit A           Joint Filing Agreement, dated as of February 14, 2012, by and among KKR 2006 Fund L.P.; KKR Biomet LLC; KKR PEI Investments, L.P.; 8 North America Investor L.P.; OPERF Co-Investment LLC; KKR Partners III, L.P.; KKR Associates 2006 LP; KKR 2006 GP LLC; KKR PEI Associates, L.P.; KKR PEI GP Limited; KKR Associates 8 NA L.P.; KKR 8 NA Limited; KKR Fund Holdings L.P.; KKR Fund Holdings GP Limited; KKR Group Holdings L.P.; KKR Group Limited; KKR & Co. L.P.; KKR Management LLC; KKR III GP LLC; Henry R. Kravis and George R. Roberts.

Exhibit B	Power of Attorney, dated as of February 1, 2010, granted by William J. Janetschek
Power of Attorney, dated as of July 31, 2005, granted by Henry R. Kravis
Power of Attorney, dated as of July 31, 2005, granted by George R. Roberts